Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Third Quarter 2018 Results

JOHANNESBURG, May 10, 2018 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the third quarter fiscal 2018.

•	Q3 2018 revenue of $163 million, 10% higher in USD and Fundamental EPS of $0.95 (including $0.52 fair value adjustment related to Cell C investment);

•	Q3 2018 cash flow from operations of $85.2 million;

•	Reiterate FY 2018 constant currency FEPS guidance of at least $1.61 per share, excluding any fair value adjustments.

Based on recent public statements by the Minister for Social Development, the South African Post Office and SASSA, we look forward to being released from the social grants payment contract by the end of September 2018. This will allow us to refocus our considerable skills and experience in delivering commercially compelling services to the unbanked population of South Africa and in other emerging countries. Our organic growth developments, along with a number of new opportunities, will enhance the group’s future prospects as we close out on the social grants contract that has become a burden on the management and financial resources of the group. We believe that we are already the market leaders in terms of cost, scale and distribution in the provision of bank accounts, credit and insurance products in the market segments we serve, and we intend to further improve our product offering and our unmatched ability as the “last mile” service provider.

Summary Financial Metrics

	Three months ended March 31,
			% change		% change
	2018	2017	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	162,721	147,944	10%		(1%	)
GAAP net income	3,009	18,392	(84%	)	(85%	)
Fundamental net income (1)	53,759	23,468	129%		109%
GAAP earnings per share ($)	0.05	0.34	(84%	)	(86%	)
Fundamental earnings per share ($) (1)	0.95	0.43	121%		101%
Fully-diluted shares outstanding (‘000’s)	56,777	54,808	4%
Average period USD/ ZAR exchange rate	11.95	13.22	(10%	)

	Nine months ended March 31,
			% change		% change
	2018	2017	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	463,695	455,010	2%		(5%	)
GAAP net income	32,114	61,665	(48%	)	(51%	)
Fundamental net income (1)	100,656	71,859	40%		30%
GAAP earnings per share ($)	0.57	1.15	(51%	)	(55%	)
Fundamental earnings per share ($) (1)	1.77	1.34	32%		23%
Fully-diluted shares outstanding (‘000’s)	56,842	53,088	7%
Average period USD/ ZAR exchange rate	12.89	13.77	(6%	)

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q3 2018 and Q3 2017 results

•

Growth in insurance and lending businesses: Volume growth and operating efficiencies in our insurance and lending businesses during Q3 2018 resulted in an improved contribution to our financial inclusion revenue. However, operating income and operating margin during Q3 2018 was adversely impacted by investments to expand our financial services offering;

•	Ongoing contributions from EasyPay Everywhere: EPE revenue and operating income growth was driven primarily by the further expansion of our customer base driven by our ATM infrastructure;
•

Higher equity-accounted earnings related to DNI and Bank Frick: The acquisition of 49% of DNI and 35% of Bank Frick positively impacted our reported results by approximately $4.4 million, before amortization of intangible assets, net of deferred taxes;

•

Favorable impact from the weakening of the U.S. dollar against South African Rand: The U.S. dollar depreciated by 10% against the ZAR and 8% against the KRW during Q3 2018, which positively impacted our reported results;

•

Higher revenue from Masterpayment and severance payments: Masterpayment contributed higher revenues as a result of an increase in processing activities, particularly related to its crypto-currency processing launched in December 2017, which was offset by severance payments to two of its senior managers as a result of our mutual agreement to terminate their employment;

•	Non-cash impairment loss related primarily to Masterpayment intangible assets: We recorded an impairment loss of $19.9 million related to Masterpayment and Masterpayment Financial Services goodwill;
•	Indirect taxes refund in Korea: We received a refund of indirect taxes of approximately $2.5 million during Q3 2018 which positively impacted our reported results;
•

Regulatory changes in South Korea pertaining to fees on card transactions: The impact of changes to regulations governing the fees that may be charged on card transactions continues to adversely impact our revenues and operating income in South Korea as all parties in the payment process adapt to the new laws and renegotiate their respective positions in the marketplace;

•

Lower net interest income resulting from strategic investments: Interest income was $1.8 million lower due to cash utilized for strategic investments. Interest expense increased due to the South African lending facility we obtained in August 2017 and March 2018 to partially fund our investments.

“After years of uncertainty and litigation relating to the social services contract held by our subsidiary CPS, we now appear to have more clarity and are likely to be relieved of our constitutional obligations by September 2018, allowing us to dedicate all our energies, resources, products and distribution towards our strategy of providing financial inclusion services in South Africa and internationally,” said Herman Kotzé, CEO of Net1. “We planned appropriately for this eventuality, and the strides we have made and traction we have already gained, give us increased confidence that Net1 has never been better positioned to return to being a sustainable and profitable growth company on an international scale,” he concluded.

“For fiscal 2018, we anticipate our fundamental earnings per share to remain at least $1.61 per share excluding any fair value adjustments and in excess of $2.00 per share including fair value adjustments,” said Alex Smith, CFO of Net1. “Our guidance assumes a constant currency base of ZAR 13.62/ $1, a share count of 56.6 million shares, and a tax rate of between 34%-36%. For clarity, our guidance as always is on a constant currency basis,” he concluded.

Increase in Cell C carrying value

We have included the fair value adjustment in respect of our Cell C investment within fundamental earnings per share (under the line item “net unrealized income on asset available for sale, net of tax” on Attachment B) as we believe that the return on this significant investment made by the company needs to be factored into an assessment of our overall performance. The uplift in the fair value reflected in the Q3 results reflects the improving operational performance of Cell C during the period since our investment. On top of this investment return we are also starting to see the introduction of new product sets developed through collaboration between Cell C and Net 1 which should contribute to our operational performance in future periods. We will continue to provide guidance on fundamental earnings per share excluding the fair value adjustments.

Supplemental Presentation for Q3 2018 Results

A supplemental presentation for Q3 2018 will be posted to the Investor Relations page of our website – ir.net1.com one hour prior to our earnings call on Friday, May 11, 2018.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $73.5 million in Q3 2018, up 15% compared with Q3 2017 in USD, and 4% higher on a constant currency basis. The increase in segment revenue was primarily due to the continued growth in the number of EPE accounts as well as higher transaction revenue as a result of increased usage of our ATMs. Operating income decreased however, primarily due to an increase in inter-segment charges, the impact of annual salary increases granted to our South African employees in October 2017, increases in goods and services purchased from third parties and declining profitability at CPS given the fact that its monthly fee per grant recipient has been fixed for the last six years. Our operating income margin for Q3 2018 and 2017 was 17% and 24%, respectively.

International transaction processing

Segment revenue of $46.2 million grew modestly during Q3 2018 compared with Q3 2017, due to an increase in processing activities, particularly related to Masterpayment’s crypto-currency processing launched in December 2017. Operating income during Q3 2018 was adversely impacted by the impairment loss, lower operating income generated in Korea as a result of the impact on us of changes to regulations governing the fees that may be charged on card transactions and severance payments to Masterpayment managers, partially offset by an ad hoc refund of indirect taxes of $2.5 million in Korea. Operating (loss) income margin for Q3 2018 and 2017 was (32%) and 5%, respectively. Excluding the Masterpayment impairment and the refund of indirect taxes, segment operating income and margin were $2.4 million and 5% respectively.

Financial inclusion and applied technologies

Segment revenue was $59.6 million in Q3 2018, up 5% compared with Q3 2017 in USD and down 5% on a constant currency basis. Financial inclusion and applied technologies revenue decreased primarily due to fewer prepaid airtime and other value added services sales, partially offset by increased volumes in our insurance and lending businesses, and an increase in inter-segment revenues. Operating income was also impacted by these factors as well as an increase in the allowance for doubtful finance loans receivable resulting from a commensurate increase in our lending book.

Operating income margin for the Financial inclusion and applied technologies segment was stable at 25% during each of Q3 2018 and 2017, respectively, and was impacted by fewer low margin prepaid product sales, improved revenues from our insurance businesses and an increase in inter-segment revenues, offset by annual salary increases granted to our South African employees.

Corporate/eliminations

Our corporate expenses have decreased primarily due to lower transaction-related expenditures and lower executive compensation, which was partially offset by a modest increase in ZAR denominated goods and services purchased from third parties and directors’ fees.

Cash flow and liquidity

At March 31, 2018, our cash and cash equivalents were $87.2 million and comprised mainly ZAR-denominated balances of ZAR 528.3 million ($44.7 million), KRW-denominated balances of KRW 32.7 billion ($30.8 million), U.S. dollar-denominated balances of $4.7 million, and other currency deposits, primarily Botswana pula, of $7.0 million, all amounts translated at exchange rates applicable as of March 31, 2018. The decrease in our cash balances from June 30, 2017, was primarily due to our investments in DNI, Bank Frick, Cell C and a $9.0 million listed note, scheduled repayments of our South African long-term debt, unscheduled repayment of Korean debt in full, growth in our South African lending book, and capital expenditures, which were partially offset by cash generated by most of our core businesses.

Excluding the impact of interest received, interest paid under our Korean and South Africa debt and taxes, the increase in operating cash flow relates primarily to the receipt of certain working capital loans outstanding, offset partially by the expansion of our South African lending book and weaker trading activity. Capital expenditures for Q3 2018 and 2017 were $4.2 million and $1.9 million, respectively, and increased primarily due to the acquisition of data processing computer equipment and payment processing terminals in Korea and ATMs in South Africa. We also paid approximately $11.1 million for an additional 5% interest in Bank Frick, provided a $10.6 million (ZAR 126.0 million) loan to DNI and paid $7.5 million (ZAR 89.3 million) for an additional 4% interest in DNI. Finally, we made a scheduled South African debt facility payment of $17.7 million (ZAR 187.5 million) and also utilized this facility to fund our additional investment in DNI. We also utilized $9.8 million of our overdraft facilities and repaid $42.6 million of our European facilities.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), the amortization of intangible assets (net of deferred taxes) related to equity-accounted investments, stock-based compensation charges (reversals), the amortization of South African and Korean debt facility fees and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net income and earnings per share for fiscal 2018 also includes the Cell C fair value adjustment (net unrealized income on asset available for sale, net of tax), as well as adjustments for an impairment loss, an allowance for doubtful working capital finance receivables, refund of indirect taxes in Korea, the impact of changes in tax laws in the U.S and a gain realized on the sale of XeoHealth. Fundamental net income and earnings per share for fiscal 2017 also includes adjustments for a refund (net of taxes) related to Korean industry-wide litigation and US government investigations-related expenses.

Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking fundamental earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the impairment loss and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review these results on May 11, 2018, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 010-201-6800 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through June 2, 2018.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat across Asia-Pacific, including China, Europe, Africa, and the United States.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

	Three months ended		Nine months ended
	March 31,		March 31,
	2018	2017	2018	2017
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$162,721	$147,944	$463,695	$455,010
EXPENSE
Cost of goods sold, IT processing, servicing and support	77,860	70,912	226,506	219,210
Selling, general and administration	48,091	42,195	141,417	122,366
Depreciation and amortization	9,341	10,290	27,030	31,117
Impairment loss	19,865	-	19,865	-
OPERATING INCOME	7,564	24,547	48,877	82,317
INTEREST INCOME	5,154	5,124	14,903	14,489
INTEREST EXPENSE	2,426	467	6,872	1,773
INCOME BEFORE INCOME TAX EXPENSE	10,292	29,204	56,908	95,033
INCOME TAX EXPENSE	10,941	10,233	31,280	32,320
NET (LOSS) INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(649)	18,971	25,628	62,713
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	3,960	45	7,389	778
NET INCOME	3,311	19,016	33,017	63,491
LESS NET INCOME ATTRIBUTABLE TO NON- CONTROLLING INTEREST	302	624	903	1,826
NET INCOME ATTRIBUTABLE TO NET1	$3,009	$18,392	$32,114	$61,665
Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.05	$0.34	$0.57	$1.16
Diluted earnings attributable to Net1 shareholders	$0.05	$0.34	$0.56	$1.16

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2018	2017
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$87,172	$258,457
Pre-funded social welfare grants receivable	4,643	2,322
Accounts receivable, net of allowances of – March: $966; June: $1,255	120,664	111,429
Finance loans receivable, net of allowances of – March: $17,622; June: $7,469	76,916	80,177
Inventory	11,808	8,020
Deferred income taxes	-	5,330
Total current assets before settlement assets	301,203	465,735
Settlement assets	394,138	640,455
Total current assets	695,341	1,106,190
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – March: $145,163; June: $120,212	31,592	39,411
EQUITY-ACCOUNTED INVESTMENTS	185,023	27,862
GOODWILL	182,534	188,833
INTANGIBLE ASSETS, net of accumulated amortization of – March: $126,533 ; June: $108,907	31,428	38,764
DEFERRED INCOME TAXES	3,363	-
OTHER LONG-TERM ASSETS, including reinsurance assets	271,185	49,696
TOTAL ASSETS	1,400,466	1,450,756
LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	3,400	16,579
Accounts payable	16,995	15,136
Other payables	43,001	34,799
Current portion of long-term borrowings	56,446	8,738
Income taxes payable	14,502	5,607
Total current liabilities before settlement obligations	134,344	80,859
Settlement obligations	394,138	640,455
Total current liabilities	528,482	721,314
DEFERRED INCOME TAXES	17,789	11,139
LONG-TERM BORROWINGS	19,008	7,501
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,901	2,795
TOTAL LIABILITIES	568,180	742,749
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK	107,672	107,672
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 56,855,187; June: 56,369,737	80	80
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	275,536	273,733
TREASURY SHARES, AT COST: March: 24,891,292; June: 24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(73,481)	(162,569)
RETAINED EARNINGS	805,390	773,276
TOTAL NET1 EQUITY	720,574	597,569
NON-CONTROLLING INTEREST	4,040	2,766
TOTAL EQUITY	724,614	600,335

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,400,466	$1,450,756

(A) – Derived from audited financial statements During Q2, 2018, we reclassified redeemable common stock out of total equity because redeemable common stock is required to be presented outside of permanent equity. We have restated these amounts in our unaudited condensed consolidated balance sheet as at June 30, 2017. Total equity has decreased by approximately $107.7 million and we have presented the approximately $107.7 million redeemable common stock outside of permanent equity. This reclassification has no impact on the Company’s previously reported consolidated income, comprehensive income or cash flows.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2018	2017	2018	2017
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$3,311	$19,016	$33,017	$63,491
Depreciation and amortization	9,341	10,290	27,030	31,117
Earnings from equity-accounted investments	(3,960)	(45)	(7,389)	(778)
Interest on Cedar Cellular note	(587)	-	(769)	-
Fair value adjustments	(110)	(50)	(209)	(61)
Interest payable	(17)	75	(264)	84
Facility fee amortized	120	27	467	94
(Profit) Loss on disposal of property, plant and equipment	(50)	(98)	71	(571)
Profit on disposal of business	-	-	(463)	-
Stock-based compensation charge (reversal), net	575	621	2,010	(68)
Dividends received from equity-accounted investments	1,946	-	4,111	370
Impairment loss	19,865	-	19,865	-
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	42,558	(16,612)	9,422	(2,261)
Decrease (Increase) in inventory	1,072	3,893	(2,776)	308
Increase (Decrease) in accounts payable and other payables	2,827	(1,486)	5,775	(4,386)
Decrease in taxes payable	9,007	6,678	8,091	5,819
Decrease in deferred taxes	(653)	(506)	(225)	(1,752)
Net cash provided by operating activities	85,245	21,803	97,764	91,406
Cash flows from investing activities
Capital expenditures	(4,225)	(1,949)	(7,801)	(8,498)
Proceeds from disposal of property, plant and equipment	160	330	575	1,344
Investment in Cell C	-	-	(151,003)	-
Investment in equity of equity-accounted investments	(18,597)	-	(132,335)	-
Loans to equity-accounted investments	(10,635)	(2,000)	(10,635)	(12,044)
Acquisition of held to maturity investment	-	-	(9,000)	-
Investment in MobiKwik	-	-	-	(15,347)
Acquisitions, net of cash acquired	-	-	-	(4,651)
Other investing activities	-	-	(154)	-
Net change in settlement assets	43,222	(165,945)	280,390	54,827
Net cash provided by (used in) investing activities	9,925	(169,564)	(29,963)	15,631
Cash flows from financing activities
Long-term borrowings utilized	17,726	274	113,157	521
Repayment of long-term borrowings	(15,826)	-	(60,967)	(28,493)
Repayment from bank overdraft	(42,650)	-	(56,993)	-
Proceeds of bank overdraft	9,802	-	42,372	-
Guarantee fee paid	(202)	-	(754)	(1,145)
Proceeds from issue of common stock	-	45,629	-	45,629
Acquisition of treasury stock	-	-	-	(32,081)
Dividends paid to non-controlling interest	-	-	-	(613)
Net change in settlement obligations	(43,222)	165,955	(280,390)	(54,817)
Net cash (used in) provided by financing activities	(74,372)	211,858	(243,575)	(70,999)
Effect of exchange rate changes on cash	1,478	4,719	4,489	8,025
Net increase (decrease) in cash, cash equivalents and restricted cash	22,276	68,816	(171,285)	44,063
Cash, cash equivalents and restricted cash – beginning of period	64,896	198,891	258,457	223,644
Cash, cash equivalents and restricted cash – end of period (1)	$87,172	$267,707	$87,172	$267,707

(1) Cash, cash equivalents and restricted cash as of March 31, 2017, includes restricted cash of approximately $44.7 million related to the guarantee issued by FirstRand Bank Limited (acting through its Rand Merchant Bank division). This cash was placed into an escrow account and was considered restricted as to use and therefore was classified as restricted cash. The restriction lapsed upon expiry of the guarantee.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended March 31, 2018 and 2017 and December 31, 2017

								Change –
								constant
				Change - actual				exchange rate(1)
				Q3 ‘18		Q3 ‘18		Q3 ‘18		Q3 ‘18
Key segmental data, in ’000, except margins	Q3 ‘18	Q3 ‘17	Q2 ‘18	vs Q3‘17		vs Q2 ‘18		vs Q3‘17		vs Q2‘18
Revenue:
South African transaction processing	$73,508	$63,967	$64,148	15%		15%		4%		0%
International transaction processing	46,240	41,514	44,185	11%		5%		1%		(9%	)
Financial inclusion and applied technologies	59,574	56,881	54,131	5%		10%		(5%	)	(4%	)
Subtotal: Operating segments	179,322	162,362	162,464	10%		10%		(0%	)	(4%	)
Intersegment eliminations	(16,601)	(14,418)	(14,048)	15%		18%		4%		3%
Consolidated revenue	$162,721	$147,944	$148,416	10%		10%		(1%	)	(4%	)

Operating income (loss):
South African transaction processing	$12,719	$15,531	$13,470	(18%	)	(6%	)	(26%	)	(17%	)
International transaction processing	(14,892)	1,968	(4,991)	(857%	)	198%		(784%	)	161%
Financial inclusion and applied technologies	14,968	14,064	12,737	6%		18%		(4%	)	3%
Subtotal: Operating segments	12,795	31,563	21,216	(59%	)	(40%	)	(63%	)	(47%	)
Corporate/Eliminations	(5,231)	(7,016)	(4,909)	(25%	)	7%		(33%	)	(7%	)
Consolidated operating income	$7,564	$24,547	$16,307	(69%	)	(54%	)	(72%	)	(59%	)

Operating income margin (%)
South African transaction processing	17%	24%	21%
International transaction processing	(32% )	5%	(11% )
Financial inclusion and applied technologies	25%	25%	24%
Consolidated operating margin .	5%	17%	11%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q3 2018 also prevailed during Q3 2017 and Q2 2018.

Nine months ended March 31, 2018 and 2017

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2018		F2018
			vs		vs
Key segmental data, in ’000, except margins	F2018	F2017	F2017		F2017
Revenue:
South African transaction processing	$204,093	$181,397	13%		5%
International transaction processing	136,447	131,704	4%		(3%	)
Financial inclusion and applied technologies	168,018	179,681	(6%	)	(12%	)
Subtotal: Operating segments	508,558	492,782	3%		(3%	)
Intersegment eliminations	(44,863)	(37,772)	19%		11%
Consolidated revenue	$463,695	$455,010	2%		(5%	)

Operating income:
South African transaction processing	$38,521	$44,451	(13%	)	(19%	)
International transaction processing	(14,567)	11,689	(225%	)	(217%	)
Financial inclusion and applied technologies	41,625	43,354	(4%	)	(10%	)
Subtotal: Operating segments	65,579	99,494	(34%	)	(38%	)
Corporate/Eliminations	(16,702)	(17,177)	(3%	)	(9%	)
Consolidated operating income	$48,877	$82,317	(41%	)	(44%	)

Operating income margin (%)
South African transaction processing	19%	25%
International transaction processing	(11% )	9%
Financial inclusion and applied technologies	25%	24%
Overall operating margin	11%	18%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year to date of fiscal 2018 also prevailed during the year to date of fiscal 2017.

Earnings from equity-accounted investments:

The table below presents the relative earnings (loss) from our equity-accounted investments:

			%			%
	Q3 2018	Q3 2017	change	F2018	F2017	change
DNI	$3,291	$-	nm	$5,202	$-	nm
Share of net income	3,628	-	nm	6,868	-	nm
Amortization of intangible assets, net of deferred tax	(337)	-	nm	(1,666)	-	nm
Bank Frick	653	-	nm	975	-	nm
Share of net income	747	-	nm	1,234	-	nm
Amortization of intangible assets, net of deferred tax	(94)	-	nm	(259)	-	nm
Finbond	-	-	nm	1,101	930	18%
Other	16	45	(64%)	111	(152)	(173%)
Earnings from equity-accounted investments	$3,960	$45	nm	$7,389	$778	850%

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended March 31, 2018 and 2017

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2018	2017	2018	2017	2018	2017	2018	2017

GAAP	3,009	18,392	0.05	0.34	35,951	243,190	0.63	4.45

Net unrealized income on asset available for sale, net of tax	29,366	-			350,863	-
Impairment loss	19,865	-			237,345	-
Intangible asset amortization, net .	2,268	2,772			27,096	36,653
Refund related to litigation finalized in Korea, net	(1,985)	-			(23,717)	-
Stock-based compensation charge	575	621			6,870	8,211
Intangible asset amortization, net related to equity-accounted investments	431	-			10,701	-
Facility fees for debt	120	27			1,434	357
Transaction costs	110	1,439			1,314	19,027
US government investigations- related and US lawsuit expenses	-	217			-	2,869
Fundamental	53,759	23,468	0.95	0.43	647,857	310,307	11.40	5.68

Nine months ended March 31, 2018 and 2017

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2018	2017	2018	2017	2018	2017	2018	2017

GAAP	32,114	61,665	0.57	1.15	414,058	849,009	7.29	15.82

Net unrealized income on asset available for sale, net of tax	29,366	-			378,628	-
Impairment loss	19,865	-			256,128	-
Non-recurring Mastertrading allowance for doubtful accounts	7,803	-			100,607	-
Intangible asset amortization, net .	6,644	7,637			85,666	105,124
Transaction costs	2,050	2,928			26,432	40,313
Stock-based compensation charge	2,010	(68)			25,916	(936)
Refund of Korean indirect taxes	(1,985)	-			(25,593)	-
Intangible asset amortization, net related to equity-accounted investments	1,925	-			17,835	-
Change in US tax rate	860	-			11,088	-
Profit on sale of Xeo	(463)	-			(5,970)	-
Facility fees for debt	467	94			6,021	1,294
Refund related to litigation finalized in Korea, net	-	(643)			-	(8,853)
US government investigations- related and US lawsuit expenses	-	246			-	3,387
Fundamental	100,656	71,859	1.77	1.34	1,290,816	989,338	22.73	18.44

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2018 and 2017

	2018	2017

Net income (USD’000)	3,009	18,392
Adjustments:
Impairment loss	19,865	-
Profit on sale of property, plant and equipment	(50)	(98)
Tax effects on above	14	27

Net income used to calculate headline earnings (USD’000)	22,838	18,321
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	56,716	54,639
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	56,777	54,808
Headline earnings per share:
Basic, in USD	0.40	0.34
Diluted, in USD	0.40	0.33

Nine months ended March 31, 2018 and 2017

	2018	2017

Net income (USD’000)	32,114	61,665
Adjustments:
Impairment loss	19,865	-
Profit on sale of business	(463)	-
Profit on sale of property, plant and equipment	(50)	(571)
Tax effects on above	14	160

Net income used to calculate headline earnings (USD’000)	51,480	61,254
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	56,788	52,961
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	56,842	53,088
Headline earnings per share:
Basic, in USD	0.91	1.16
Diluted, in USD	0.91	1.15

Calculation of the denominator for headline diluted earnings per share

	Q3 ‘18	Q3 ‘17	2018	2017

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,716	54,639	56,788	52,961
Effect of dilutive securities under GAAP	61	169	54	127
Denominator for headline diluted earnings per share	56,777	54,808	56,842	53,088

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.